Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS THIRD QUARTER 2009 RESULTS

DALLAS, TEXAS . . . November 5, 2009 . .. . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $1.1 million, or $0.01 per diluted share, for the quarter ended September 30, 2009, compared to $40.2 million, or $0.22 per diluted share, for the quarter ended September 30, 2008.

The Company’s net sales were $181.4 million for the third quarter of 2009 compared to $295.4 million for the third quarter of 2008, a decrease of 39% principally resulting from lower volumes and average selling prices.  Product shipment volumes have decreased as overall titanium demand remains low due to the weak global economy and production delays within the commercial aerospace sector.  Additionally, as a result of these production delays, the Company believes many of its commercial aerospace customers have implemented strategies to reduce excess inventories and to maximize operating cash flows.  Average selling prices are lower due to competitive pricing pressures resulting from lower demand for titanium products and a decline in raw material costs, primarily titanium scrap.  The decline in raw material costs has contributed to lower selling prices for certain products under long-term customer agreements, in part due to raw material indexed pricing adjustments included in certain of these agreements.

Operating income of $3.5 million for the third quarter of 2009 decreased from $52.9 million for the same period in 2008, primarily reflecting the effects of lower volumes and average selling prices for melted and mill products.  Due to low utilization of our production capacity, the favorable impacts on our gross margin from declining raw material costs, primarily titanium scrap, were largely offset by higher per-unit overhead costs as well as unabsorbed overhead resulting from abnormally low production throughout our major manufacturing operations.

Bobby D. O’Brien, President, said, “While near-term demand outlook remains unclear, Boeing has recently announced an expected first flight for the Boeing 787 prior to the end of 2009 and first commercial delivery during the fourth quarter of 2010.  Achievement of these milestones could mark the beginning of a period of growth in production rates throughout the commercial aerospace supply chain.  Overall industry outlook continues to support a long-term favorable trend in demand for titanium products.  We continue to emphasize cost control initiatives and operational flexibility in this environment while maintaining positive cash flow with no indebtedness and cash and borrowing availability under our bank credit agreements of approximately $360 million.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic and political conditions;
•	global production capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
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TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009
	(Unaudited)

Net sales	$295.4	$181.4	$886.3	$590.5
Cost of sales	222.5	163.7	648.0	501.8

Gross margin	72.9	17.7	238.3	88.7

Selling, general, administrative and development expense	18.0	14.2	51.5	44.8
Other (expense) income, net	(2.0)	-	(2.3)	1.7

Operating income	52.9	3.5	184.5	45.6

Other non-operating income, net	4.8	-	3.3	0.5

Income before income taxes	57.7	3.5	187.8	46.1

Provision for income taxes	16.1	2.4	54.9	15.2

Net income	41.6	1.1	132.9	30.9

Noncontrolling interest in net income (loss) of subsidiary	1.3	(0.1)	4.9	1.3

Net income attributable to TIMET stockholders	40.3	1.2	128.0	29.6

Dividends on Series A Preferred Stock	0.1	0.1	0.2	0.2

Net income attributable to TIMET common stockholders	$40.2	$1.1	$127.8	$29.4

Earnings per share attributable to TIMET common stockholders	$0.22	$0.01	$0.70	$0.16

Weighted average shares outstanding:
Basic	181.0	180.6	181.6	180.9
Diluted	182.0	180.6	182.6	180.9

Melted product shipments:
Volume (metric tons)	1,115	675	3,060	1,915
Average selling price (per kilogram)	$29.85	$23.90	$30.90	$26.65

Mill product shipments:
Volume (metric tons)	3,845	2,665	11,195	8,775
Average selling price (per kilogram)	$59.40	$56.00	$61.95	$55.40